Exhibit 99.1

          Microvision Announces Second Quarter 2006 Results;
    Microvision Completes $27 Million Financing and Hits Important
               Organizational and Financial Milestones;
           Continues its Progress on Turn-Around Initiatives

    REDMOND, Wash.--(BUSINESS WIRE)--Aug. 3, 2006--Microvision, Inc. (NASDAQ:MVIS), a leader in light scanning technologies, today reported operating and financial results for the second quarter and first six months of 2006.
    For the six months ended June 30, 2006, the company reported revenue of $4.4 million compared to $8.7 million for the same period in 2005, and $1.9 million for the three months ended June 30, 2006, compared to $4.7 million for the same period in 2005. The reduced year-to-date revenue versus last year was primarily due to the reductions in commercial contract revenue. Product revenue from the sale of Flic bar code scanners increased 41% and 55% for the three and six months respectively from the same periods last year. Microvision ended the quarter with $22.1 million in cash, cash equivalents and investment securities.
    "I am very encouraged by what we have accomplished over the first six months of the year," said Alexander Tokman, President and Chief Executive Officer. "Our operating report card for the first half of 2006 was solid. We had success in meeting several important objectives we articulated in February including:

    -- Defined and rolled-out our business strategy focused on a new embedded scanning engine called Integrated Photonics Module or IPM(TM)

        -- Allocated a large portion of engineering resources to accelerate the Company's head-up display (HUD) and embedded miniature projector (PicoP(TM)) programs that are at the center of our high volume products development and commercialization strategy. As a result, we have developed several novel IPM designs that could substantially reduce the form factor and power consumption that are critical to success;

        -- Entered into a development and funding agreement with a laser OEM to assert more active control in the development of an improved green solid-state laser light source optimized for use in all high volume scanning applications pursued by Microvision;

        -- Secured a $915,000 Air Force contract and commenced the definition and design effort for a color eyewear application;

    -- Completed largest financing transaction in the Company's history by raising $27 million despite a difficult capital market;

    -- Hit first half operating loss targets through rigorous management of expenses despite lower than planned first half revenue;

    -- Made significant progress on revitalizing the Flic product line;

        -- Increased Flic revenue for the first half by 55% over the same period last year;

        -- Added enhanced connectivity software tools to enable the important mobility segment for the second half revenue growth;

        -- Reduced Flic quality related costs by 15% as a result of the improved product and transactional quality; and

        -- Implemented operating mechanisms focused on Lean initiatives resulting in improved transactional quality; currently executing on projects that will cut Flic order-to-fulfillment cycle time from approximately 40 days to 8 days.

    -- Completed a detailed marketing assessment on the viability of the Nomad product line.

        -- We have concluded that although there is a demand for see-through heads-up display applications in several market segments, the current product's ergonomics and cost structure are inhibiting its growth and acceptance in the commercial segments. As a result we have taken steps in recent weeks to dramatically reduce our expenditures for Nomad as a product in its current configuration;

        -- From this market assessment we are establishing the requirements for the next generation IPM-enabled color eyewear product;

        -- Our existing installed base of Nomad customers will continue to receive timely support and service.

    --  Reconstituted Microvision Board of Directors.

        -- Added three new Board members with extensive expertise in the areas of global supply chain and operations, technology development and commercialization and finance.

    --  Executed restructuring and reorganization of the company.

        -- Realigned Marketing, Sales and R&D and Supply Chain organizations to reduce sales, marketing and administrative expenses by 25% in 2006 and cut executive team by 30%;

        -- Hired a new vice president of research and product development to expedite a roll-out of the product development discipline inside Microvision. Overall in the first half we assembled a new executive team including new CEO, CFO, VP of Marketing & Sales, VP of Strategic
            Marketing, VP of R&D, President, Asia Sales & Marketing and head of HR;

        -- Provided incentives to all employees by reallocating a large share of salary, bonus, and options pool to employees below VP levels and reset employee stock options;

        -- Completed a new evaluation and goal setting process for employees focused on accountability and performance.

        -- Moved to new location in Redmond with minimal disruption to operations.

    "In the first half of 2006 we focused heavily on developing a sustainable commercial contract revenue funnel consistent with our IPM strategy that was implemented earlier this year. These efforts are expected to yield development agreements during the second half of 2006 that will lead to commercialization of high volume HUD and PicoP applications. However, these agreements may not be signed in time to allow us to recognize as much revenue this year as we had originally planned.
    "Achieving our goal of reducing the operating loss by 30% for the total year is largely dependent on achieving our revenue goal and maintaining aggressive cost management. We continue an aggressive cost management of sales, marketing and administrative expenses and expect to reduce these expenses for the full year by at least 25%.
    "While our key goals for the year are both to reduce the burn rate and accelerate the IPM products roadmap, we will make trade-offs that provide the opportunity to accelerate our time to market. An example of this trade-off was the recently announced second half funding of a laser OEM to accelerate the development of solid state green laser for high volume products."

    Additional Detail Regarding Financial Results.

    For the six months ended June 30, 2006, the company reported revenue of $4.4 million compared to $8.7 million for the same period in 2005, and $1.9 million for the three months ended June 30, 2006 compared to $4.7 million for the same period in 2005. The reduced year-to-date revenue versus last year was primarily due to the reductions in commercial contract revenue. The Company earned $4.5 million during the first six months of 2005 from work performed on a contract with Ethicon compared to $663,000 during the first six months of 2006.
    Product revenue from the sale of Flic bar code scanners increased 41% and 55% for the three and six months respectively from the same periods last year. Sales of the Nomad system to the US government in second quarter 2005 included a $560,000 one-time sale not repeated in 2006. As of June 30, 2006, backlog totaled $1.5 million compared to $6.8 million at June 30, 2005.
    The company reported an operating loss for the six months ended June 30, 2006, of $14.4 million compared to $11.4 million for the same period in 2005 and $7.8 million for the three months ended June 30, 2006 compared to $5.8 million in the same period in 2005. The operating loss for the three and six months ended June 30, 2006, includes $154,000 and $647,000, respectively, of severance costs and $565,000 and $982,000, respectively, of non cash compensation costs associated with the adoption of FASB 123(R) that were not included in 2005.
    The company reported a loss available for common shareholders for the six months ended June 30, 2006, of $10.9 million compared to $12.1 million for the same period in 2005 and $11.2 million for the three months ended June 30, 2006, compared to $5.0 million for the same period in 2005. The net loss available for common share holders for the three and six months ended June 30, 2006 includes a one time $3.1 million charge associated with the conversion of the company's preferred stock in May 2006.

    Conference Call

    Microvision will host a conference call to discuss its second quarter of 2006 financial results at 4:30 p.m. ET today. Participants may join the conference call by dialing 866-770-7125 (for U.S. participants) ten minutes prior to the start of the conference. International participants can dial 617-213-8066. The conference pass-code number is 26772801. Additionally, the call will be broadcast over the Internet and can be accessed from the company's Web site at www.microvision.com. A telephone replay of the call will be available through 11:59 p.m. ET August 10, 2006 and can be accessed by dialing 888-286-8010 (for U.S. participants) or 617-801-6888 (for international participants). The pass-code is 65391169. Also, a replay of the conference call will be available on the company's Web site.

    About Microvision: www.microvision.com

    Headquartered in Redmond, Wash., Microvision Inc. is the world leader in the development of high-resolution displays and imaging systems based on the company's proprietary silicon micro-mirror technology. The company's technology has applications in a broad range of military, medical, industrial, professional and consumer products.

    Forward-Looking Statements Disclaimer

    Certain statements contained in this release, including those relating to expected results, projections of future revenues, plans for product development and production volume, future development contracts and commercial arrangements, future cost reductions, growth in demand, future product benefits and future operations, as well as statements containing words like "believes," "estimate," "expects," "anticipates," "target," "plans," "will", "could" and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: our ability to raise additional capital when needed; risks related to Lumera's business and the market for its equity, market acceptance of our technologies and products; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; our dependence on the defense industry and a limited number of government development contracts; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims and other risk factors identified from time to time in the company's SEC reports, including the Company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.


                         Microvision, Inc.
                      Consolidated Balance Sheet
                            (In thousands)
                             (Unaudited)
                                                  June 30,   Dec. 31,
                                                    2006       2005
                                                  ---------  ---------
Assets
Current assets
   Cash and cash equivalents                     $  21,137  $   6,860
   Investment securities, available-for-sale           927          -
   Accounts receivable, net of allowances              812      1,380
   Costs and estimated earnings in excess of
    billings on uncompleted contracts                  559      1,204
   Inventory                                           721        759
   Current restricted investments                    5,040      1,856
   Other current assets                              2,230      1,512
                                                  ---------  ---------
      Total current assets                          31,426     13,571

Investment in Lumera                                     -      3,582
Property and equipment, net                          4,061      2,902
Restricted investments                               1,268      1,000
Restricted investment in Lumera                          -      2,184
Other assets                                            58        124
                                                  ---------  ---------
     Total assets                                $  36,813  $  23,363
                                                  =========  =========

Liabilities, Mandatorily Redeemable Convertible
 Preferred Stock
 and Shareholders' Equity (Deficit)
Current liabilities
   Accounts payable                              $   1,118  $   2,328
   Accrued liabilities                               3,870      4,513
   Billings in excess of costs and estimated
      earnings on uncompleted contracts                 50         51
   Liability associated with common stock
    warrants                                         1,134      3,452
   Current portion of notes payable                  6,706      7,896
   Current portion of capital lease obligations         32         32
   Current portion of long-term debt                    57         22
                                                  ---------  ---------
        Total current liabilities                   12,967     18,294

Notes payable, net of current portion                    -      1,447
Liability associated with embedded derivative
 feature                                               782      1,368
Capital lease obligations, net of current
 portion                                                90        105
Long-term debt, net of current portion                 488          -
Deferred rent, net of current portion                1,702      1,492
                                                  ---------  ---------
        Total liabilities                           16,029     22,706
                                                  ---------  ---------
Commitments and contingencies

Mandatorily redeemable convertible preferred
 stock                                                   -      4,166
                                                  ---------  ---------
Shareholders' equity (deficit)
    Common stock at par value                           37         25
    Additional paid-in capital                     241,288    212,993
    Deferred compensation                                -        (85)
    Receivables from related parties, net             (792)      (792)
    Accumulated other comprehensive income           3,512          -
    Accumulated deficit                           (223,261)  (215,650)
                                                  ---------  ---------
      Total shareholders' equity (deficit)          20,784     (3,509)
                                                  ---------  ---------
      Total liabilities, mandatorily redeemable
       convertible preferred stock and
       shareholders' equity (deficit)            $  36,813  $  23,363
                                                  =========  =========


                          Microvision, Inc.

                 Consolidated Statement of Operations
            (In thousands, except earnings per share data)
                             (Unaudited)


                                Three months ended  Six months ended
                                     June 30,            June 30,
                                --------------------------------------
                                  2006      2005     2006      2005
                                 --------  -------  --------  --------
Contract revenue                $  1,335  $ 3,682  $  3,116  $  7,064
Product revenue                      571    1,043     1,262     1,643
                                 --------  -------  --------  --------
   Total revenue                   1,906    4,725     4,378     8,707
                                 --------  -------  --------  --------

Cost of contract revenue             999    1,668     2,150     3,496
Cost of product revenue            1,681    2,217     2,975     3,367
                                 --------  -------  --------  --------
   Total cost of revenue           2,680    3,885     5,125     6,863
                                 --------  -------  --------  --------

Gross margin                        (774)     840      (747)    1,844
                                 --------  -------  --------  --------
Research and development
 expense                           2,307    2,037     4,461     3,921
Sales, marketing, general and
 administrative expense            4,675    4,641     9,414     9,307
Gain on disposal of fixed
 assets                                -        -      (198)        -
                                 --------  -------  --------  --------
    Total operating
     expenses                      6,982    6,678    13,677    13,228
                                 --------  -------  --------  --------

Loss from operations              (7,756)  (5,838)  (14,424)  (11,384)

Interest income                      119       68       248       125
Interest expense                  (1,636)    (879)   (3,458)   (1,070)
Gain on derivative instruments     1,187    1,343     3,054     1,058
Other expense                          -      (12)      (11)       (3)
                                 --------  -------  --------  --------
Net loss before equity
 subsidiary transactions          (8,086)  (5,318)  (14,591)  (11,274)

Loss on investment in equity
 subsidiary                            -     (934)     (290)   (1,878)
Gain on sale of securities of
 equity subsidiary                     -    1,570     7,270     1,570
                                 --------  -------  --------  --------
Net loss                          (8,086)  (4,682)   (7,611)  (11,582)


Less: Stated dividend on
 mandatorily
 redeemable convertible
 preferred stock                     (16)     (88)      (59)     (174)
      Accretion to par value of
       preferred stock               (37)    (198)     (138)     (391)
      Inducement for conversion
       of preferred stock         (3,076)       -    (3,076)        -
                                 --------  -------  --------  --------
Net loss available for common
 shareholders                   $(11,215) $(4,968) $(10,884) $(12,147)
                                 ========  =======  ========  ========
Net loss per share - basic and
 diluted                        $  (0.38) $ (0.23) $  (0.40) $  (0.57)
                                 ========  =======  ========  ========
Weighted-average shares
 outstanding - basic and
 diluted                          29,192   21,481    27,216    21,488
                                 ========  =======  ========  ========

    CONTACT: Microvision, Inc.
             Jeff Wilson (investors) 425-882-6625
             Matt Nichols (media) 425-882-6657